STOCK REPURCHASE AGREEMENT

                                   BETWEEN

                   REFAC TECHNOLOGY DEVELOPMENT CORPORATION

                                     AND

                     EUGENE M. LANG AND THE ORGANIZATIONS

                        DATED AS OF DECEMBER 13, 1996



                              TABLE OF CONTENTS
                                                               Page
                                  ARTICLE I
                 PURCHASE AND SALE OF THE SHARES; THE CLOSING

          1.1     Purchase and Sale of Shares.  . . . . . . . .   2
          1.2     Appointment of the Sellers' Representative. .   2
          1.3     Closing.  . . . . . . . . . . . . . . . . . .   3
          1.4     Deliveries by the Sellers.  . . . . . . . . .   3
          1.5     Deliveries by REFAC.  . . . . . . . . . . . .   4

                                  ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF EACH SELLER

          2.1     Authorization; Binding Obligation.  . . . . .   5
          2.2     Title to the Shares.  . . . . . . . . . . . .   5
          2.3     Consents and Approvals; No Violation. . . . .   6

                                 ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF REFAC

          3.1     Authorization; Binding Obligation.  . . . . .   7

                                  ARTICLE IV
                            CONDITIONS TO SIGNING

          4.1     Employment Agreement  . . . . . . . . . . . . . 8
          4.2     Opinion of Investment Banker  . . . . . . . . . 8

                                  ARTICLE V
                            CONDITIONS TO CLOSING

          5.1     Conditions Precedent to Obligations of REFAC.   8
          5.2     Conditions Precedent to the Obligations of the
                  Sellers.  . . . . . . . . . . . . . . . . . .   9

                                  ARTICLE VI
                                MISCELLANEOUS

          6.1     Survival of Representation and Warranties.  .  10
          6.2     Governing Law.  . . . . . . . . . . . . . . .  11
          6.3     Notices.  . . . . . . . . . . . . . . . . . .  11
          6.4     Expenses. . . . . . . . . . . . . . . . . . .  13
          6.5     Specific Performance. . . . . . . . . . . . .  13
          6.6     Descriptive Headings; Interpretation. . . . .  13
          6.7     Counterparts. . . . . . . . . . . . . . . . .  14
          6.8     Severability. . . . . . . . . . . . . . . . .  14
          6.9     No Third-Party Beneficiaries. . . . . . . . .  15

                                 ARTICLE VII
                                 DEFINITIONS

          7.1     Definitions.  . . . . . . . . . . . . . . . .  15



                    THIS STOCK REPURCHASE AGREEMENT ("Agreement"), dated December 13, 1996, is between REFAC Technology
          Development Corporation, a Delaware corporation
          ("REFAC"), Eugene M. Lang ("Lang") and the Eugene M. Lang Foundation (the "Sellers").

                    WHEREAS the Sellers are the direct beneficial owners of 1,775,000 shares ("Shares") of common stock (the "Common Stock") of REFAC, and each Seller is the direct beneficial owner of the number of shares of Common Stock of REFAC set forth next to each such Seller's name on Schedule 1 hereto.

                    WHEREAS REFAC desires to purchase, and the Sellers desire to sell, the Shares, upon the terms and conditions set forth herein, at a price of $8.25 per share.

                    NOW, THEREFORE, in consideration of the
          premises and agreements hereinafter set forth, intending to be legally bound, the parties hereby agree as follows:

                                  ARTICLE I

                 PURCHASE AND SALE OF THE SHARES; THE CLOSING

                    1.1  Purchase and Sale of Shares.  Upon the
          terms and subject to the conditions hereof, at the Closing (as defined in Section 1.3) the Sellers severally shall sell, assign, transfer and deliver to REFAC, and REFAC shall accept and purchase from the Sellers severally all of the Shares owned by the Sellers, free and clear of all Encumbrances. REFAC shall pay to the Sellers severally $8.25 per Share, or an aggregate of $14,643,750, in Federal, clearing house or other immediately available funds.

                    1.2  Appointment of the Sellers'
          Representative. Each Seller hereby irrevocably appoints Lang (the "Sellers' Representative") as such Seller's attorney-in-fact and representative, to do any and all things and to execute any and all documents in such Seller's name, place and stead in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to accept on such Seller's behalf any amount payable to such Seller under this Agreement, to give or receive, on such Seller's behalf, any notice or instruction under this Agreement, or to amend, terminate or extend, or waive the terms of, this Agreement. REFAC shall be entitled to rely, as being binding upon such Seller, upon any document or other writing executed by the Sellers' Representative, and REFAC shall not be liable to any Seller for any action taken or omitted to be taken by REFAC in reliance thereon.

                    1.3  Closing.  Upon the terms and subject to
          the conditions contained in this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, at 10:00 A.M., New York City Time on the earlier of (i) February 15, 1997 or (ii) such other time and place as the Sellers and REFAC shall mutually agree upon in writing. The date on which the Closing actually takes place is referred to as the "Closing Date".

                    1.4  Deliveries by the Sellers.  At the
          Closing, the Sellers severally are delivering to REFAC
          (unless previously delivered) the following:

                         (a)  stock certificates representing the
          Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, with all necessary transfer tax and other revenue stamps affixed thereto;

                         (b)  a receipt for the payments provided
          for by Section 1.1 hereof;

                         (c)  the resignation of Lang as Chief
          Executive Officer of REFAC; and

                         (d)  an executed Retirement Agreement (as
          defined in Section 5.1(c)).

                    1.5  Deliveries by REFAC.  At the Closing,
          REFAC is delivering (unless previously delivered) the following:

                         (a)  To the Sellers, the payments provided
          for in Section 1.1 hereof;

                         (b)  To the Sellers, certain resolutions
          of the Board of Directors of REFAC approving this Agreement, the Amended and Restated Employment Agreement (as defined in Section 4.1 and the Retirement Agreement and the transactions contemplated hereby and thereby; and

                         (c)  To Lang, an executed Retirement
          Agreement.

                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF EACH SELLER

                    Each Seller represents and warrants to REFAC as follows:

                    2.1 Authorization; Binding Obligation. This Agreement has been duly and validly executed and delivered by such Seller and, assuming due authorization by REFAC, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each Seller has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform such Seller's obligations hereunder. Such execution, delivery and consummation has been duly and validly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and consummation.

                    2.2 Title to the Shares. Immediately prior to the Closing, each Seller was the record and beneficial owner of, and had good and marketable title to, the number of Shares set forth next to each such Seller's name on Schedule 1 hereto, free and clear of all Encumbrances. Such Shares are not subject to any restrictions on transferability other than those imposed by the Securities Act and applicable state securities laws, and there are no options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire Shares from such Seller pursuant to which such Seller may be obligated to sell or transfer any of such Shares. At the Closing, REFAC is acquiring good and marketable title to such Shares, free and clear of all Encumbrances.

                    2.3  Consents and Approvals; No Violation.
          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will
          (a) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by such Seller, (b) violate any Law of any Governmental Authority which may be applicable to such Seller, or by which any of such Seller's businesses, properties or assets (including without limitation, such Seller's Common Stock) may be bound or affected or (c) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property (including, without limitation, such Seller's Common Stock)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which such Seller is a party or by which any of such Seller's businesses, properties or assets (including, without limitation, such Seller's Common Stock) may be bound or affected.

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF REFAC

                    REFAC represents and warrants to the Sellers as follows:

                    3.1 Authorization; Binding Obligation. REFAC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by REFAC and the consummation of the transactions contemplated hereby by REFAC have been duly and validly authorized by the Board of Directors of REFAC and no other corporate proceedings on the part of REFAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by REFAC and, assuming due authorization, execution and delivery by the Sellers, constitutes the legal, valid and binding obligation of REFAC, enforceable against REFAC in accordance with its terms.

                                  ARTICLE IV

                            CONDITIONS TO SIGNING

                    4.1  Employment Agreement.  As of the date
          hereof, REFAC and Robert L. Tuchman ("Tuchman") shall have executed and delivered the Amended and Restated Employment Agreement dated December 13, 1996 (the "Amended and Restated Employment Agreement") substantially in the form attached hereto as Exhibit B and when delivered hereunder such Amended and Restated Employment Agreement will be a legal, valid, binding and enforceable obligation of each of REFAC and Tuchman.

                    4.2 Opinion of Investment Banker. As of the date hereof, REFAC shall have received an opinion from Southcoast Capital Corporation that the transaction is fair to REFAC.

                                  ARTICLE V

                            CONDITIONS TO CLOSING

                    5.1  Conditions Precedent to Obligations of
          REFAC. The obligation of REFAC to consummate the transactions contemplated hereby is subject to the satisfaction or waiver (subject to applicable law) on or before the Closing of each of the following conditions:

                         (a)  Accuracy of Representations and
          Warranties. Each of the representations and warranties of each Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing as though made on and as of such date.

                         (b)  Performance of Agreements.  The
          Sellers severally shall have performed and complied with all of the covenants and agreements contained in this Agreement to be performed or complied with by them at or before the Closing.

                         (c)  Retirement Agreement.  REFAC and Lang
          shall have executed and delivered the Retirement Agreement dated December 13, 1996 (the "Retirement Agreement") substantially in the form attached hereto as Exhibit A and when delivered hereunder such Retirement Agreement will be a legal, valid, binding and enforceable obligation of each of REFAC and Lang.

                    5.2  Conditions Precedent to the Obligations of
          the Sellers.   The obligations of the Sellers severally
          to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (subject to applicable law) on or before the Closing of each of the following conditions:

                         (a)  Accuracy of Representations and
          Warranties. Each of the representations and warranties of REFAC contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing as though made on and as of such date.

                         (b)  Performance of Agreements.  REFAC
          shall have performed and complied with all of the covenants and agreements contained in this Agreement to be performed or complied with by REFAC at or before the Closing.

                         (c)  Retirement Agreement.  REFAC and Lang
          shall have executed and delivered the Retirement Agreement substantially in the form attached hereto as Exhibit A and when delivered hereunder such Retirement Agreement will be a legal, valid, binding and enforceable obligation of each of REFAC and Lang.

                                  ARTICLE VI

                                MISCELLANEOUS

                    6.1 Survival of Representation and Warranties. All representations and warranties made by any party contained in this Agreement, or any certificate delivered pursuant hereto or made in writing by or on behalf of REFAC or the Sellers, as the case may be, in connection with the transactions contemplated by this Agreement shall survive for three years from the date hereof. The covenants and agreements of REFAC or each of the Sellers, as the case may be, shall survive the date hereof indefinitely.

                    6.2  GOVERNING LAW.  THIS AGREEMENT SHALL BE
          CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE
          STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF
          CONFLICT OF LAWS.

                    6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (with confirmation of receipt), delivered by nationally-recognized overnight express service or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

                              (a)  If to REFAC to:

                              REFAC Technology Development Corp.
                              122 East 42nd Street
                              New York, N.Y.  10168
                              Telephone: (212) 687-4741
                              Telecopy:  (212) 949-8716
                              Attention:  General Counsel

                              Copy to:

                              Skadden, Arps, Slate,
                                 Meagher & Flom
                              919 Third Avenue
                              New York, New York 10022
                              Telephone:  (212) 735-3000
                              Telecopy:   (212) 735-2000
                              Attention:  Mark N. Kaplan, Esq.

                              (b)  If to a Seller to:

                              Eugene M. Lang
                              REFAC Technology Development Corp.
                              122 East 42nd Street
                              New York, New York 10168
                              Telephone:  (212) 687-4741
                              Telecopy:   (212) 949-8716

                              Copy to:

                              Kronish, Lieb, Weiner & Hellman LLP
                              1114 Avenue of the Americas
                              New York, New York 10036
                              Telephone:  (212) 479-6000
                              Telecopy:   (212) 479-6275
                              Attention:  Renee Schwartz, Esq.

          or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

                    6.4  Expenses.  Each party hereto shall be
          solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its counsel, accountants, brokers, finders, financial advisors and other representatives.

                    6.5  Specific Performance.  Without limiting
          the rights of each party hereto to pursue all other legal and equitable rights available to such party for the other parties' failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

                    6.6 Descriptive Headings; Interpretation. The headings contained in this Agreement are for the reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Schedules mean a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a governmental entity or an unincorporated organization.

                    6.7  Counterparts.  This Agreement may be
          executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                    6.8 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

                    6.9 No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                                 ARTICLE VII

                                 DEFINITIONS

                    7.1  Definitions.  For purposes of this
          Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                    "Closing" shall have the meaning set forth in
          Section 1.3 hereof.

                    "Closing Date" shall have the meaning set forth in Section 1.3 hereof.

                    "Code" shall mean the Internal Revenue Code of 1986, as amended.

                    "Common Stock " shall have the meaning set forth in the preamble.

                    "Encumbrance" shall mean any lien, encumbrance, proxy, voting trust arrangement, pledge, security interest, collateral security agreement, financing statement (and similar notices) filed with any Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant or restriction on transfer of any nature whatsoever, and the interest of the lessor in any property subject to a capital lease.

                    "Governmental Authority" shall mean any
          government or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau, court, tribunal, body, administrative or regulatory authority or instrumentality of any such government or political subdivision.

                    "Law" shall mean any law (including common law), rule, regulation, restriction (including zoning), code, statute, ordinance, order, writ, injunction, judgment, decree or other requirement of a Governmental Authority.

                    "Order" shall mean any order, judgment,
          injunction, award, decree, writ, rule or similar action of any Governmental Authority.

                    "Organizations" shall have the meaning set forth in the preamble.

                    "Permit" shall mean any franchise, license, certificate, approval, identification number, registration, permit, authorization, order or approval of, and any required registration with, any Governmental Authority.

                    "REFAC" shall mean REFAC Technology Development Corporation, a Delaware Corporation.

                    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                    "Sellers" shall have the meaning set forth in the preamble.

                    "Sellers' Representative" shall have the meaning set forth in Section 1.2 hereof.

                    "Shares" shall have the meaning set forth in the preamble.


                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

                                   REFAC TECHNOLOGY DEVELOPMENT
                                   CORPORATION


                                   By: ----------------------------
                                      Name:
                                      Title:

                                   THE SELLERS:

                                   --------------------------------
                                   Eugene M. Lang

                                   EUGENE M. LANG FOUNDATION



                                   By:-----------------------------
                                      Name:
                                      Title:


                                                         Schedule 1

                             Ownership of Shares

                                               Number of Shares
         Eugene M. Lang                        832,912
         Eugene M. Lang Foundation             942,088